Exhibit 99.1

IPG PHOTONICS ANNOUNCES SECOND QUARTER 2020 FINANCIAL RESULTS
Earnings Per Diluted Share of $0.71 Reduced by $0.20 from Foreign Exchange Loss and Charge for Restructuring and Asset Impairment
OXFORD, Mass. – August 4, 2020 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the second quarter ended June 30, 2020.

	Three Months Ended June 30,			Six Months Ended June 30,
(In millions, except per share data and percentages)	2020	2019	Change	2020	2019	Change
Revenue	$296.4	$363.8	(19)%	$545.7	$678.8	(20)%
Gross margin	46.0%	49.5%		43.9%	48.5%
Operating income	$47.2	$91.1	(48)%	$92.0	$159.4	(42)%
Operating margin	15.9%	25.0%		16.9%	23.5%
Net income attributable to IPG Photonics Corporation	$38.2	$72.3	(47)%	$74.6	$127.4	(41)%
Earnings per diluted share	$0.71	$1.34	(47)%	$1.39	$2.36	(41)%

Management Comments
"Despite the continued challenges to our business from the COVID-19 pandemic, we delivered second quarter results above our guidance range on better-than-expected performance in China and strength in new products," said Dr. Valentin Gapontsev, IPG Photonics' Chief Executive Officer. "Although our visibility is constrained in the current demand environment, we are demonstrating good progress in leading-edge solutions thanks to our technology differentiation and low cost production capabilities. We continue to believe that our strong balance sheet and free cash flow provide us ample flexibility to respond to business disruptions and emerge from the pandemic in a stronger competitive position."
Financial Highlights
Second quarter revenue of $296 million decreased 19% year over year. Currency depreciation relative to the exchange rates assumed in our second quarter guidance reduced revenue by approximately $2 million. Materials processing sales decreased 21% year over year due to lower sales in cutting, welding and marking applications, while sales into other applications increased 36% year over year on strength in advanced applications and devices used in medical procedures. Materials processing sales accounted for 92% of total revenue.
Sales of high power continuous wave ("CW") lasers, representing 53% of total revenue, decreased 26% year over year due to the effects of COVID-19 on the global demand environment and lower average selling prices. Sales of fiber lasers at 6 kilowatts of power or greater were more than 50% of all high power CW laser sales. By region, sales decreased 11% in China, 24% in Europe, 16% in Japan and 16% in North America on a year over year basis.
Earnings per diluted share ("EPS") of $0.71 decreased 47% year over year. Foreign exchange losses and a $1 million charge related to impairment of long-lived assets and other restructuring charges reduced EPS by $0.20. The effective tax rate in the quarter was 23%, which benefited from certain discrete tax items. During the second quarter, IPG generated $73 million in cash from operations. Capital expenditures were $20 million and stock repurchases totaled $16 million.

Business Outlook and Financial Guidance
"Second quarter book to bill was greater than 1.0, with strong bookings growth in China, offset by weaker order trends in other regions. As expected, the pace of order growth in China moderated as the second quarter progressed while we have seen modest improvement in order trends in other regions. However, visibility into a recovery in global demand remains uncertain at this time. We continue to benefit from near-term growth opportunities in ultra-high power cutting, electric vehicle battery processing and systems and devices for the medical industry. We believe the strides we are making in higher power products within our core materials processing business and new solutions will enable us emerge from the pandemic in a stronger competitive position," said Dr. Gapontsev.
For the third quarter of 2020, IPG expects revenue of $280 million to $310 million. The Company expects the third quarter tax rate to be approximately 26%. IPG anticipates delivering earnings per diluted share in the range of $0.70 to $1.00, with 53.0 million basic common shares outstanding and 53.5 million diluted common shares outstanding. Financial guidance provided this quarter is subject to greater risk and uncertainty given the COVID-19 pandemic and its associated impacts to the global business environment, public health requirements and government mandates.
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, government and company measures implemented to address the COVID-19 pandemic, product demand, order cancellations and delays, competition, tariffs, trade policy changes and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports with the SEC, and assumes exchange rates relative to the U.S. Dollar of Euro 0.89, Russian Ruble 70, Japanese Yen 108 and Chinese Yuan 7.08, respectively.
Supplemental Financial Information
Additional supplemental financial information is provided in the unaudited Second Quarter 2020 Financial Data Workbook available on the investor relations section of the Company's website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, August 4, 2020 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company's website at investor.ipgphotonics.com.
Contact
James Hillier
Vice President of Investor Relations
IPG Photonics Corporation
508-373-1467
jhillier@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to make its fiber laser technology the tool of choice in mass production. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. A member of the S&P 500® Index, IPG is headquartered in Oxford, Massachusetts and has more than 25 facilities worldwide. For more information, visit www.ipgphotonics.com.

Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, our strong balance sheet and free cash flow helping us through the COVID-19 pandemic and business disruptions and emerge in a stronger competitive position, improvement in order trends in regions other than China, growth opportunities in ultra-high power cutting, electric vehicle battery processing and systems and devices for the medical industry, strides in higher power products enabling us to emerge from the pandemic in a stronger competitive position, impacts of COVID-19 on our business, the global economy and government policies, revenue, tax rate and earnings guidance for Q3 2020. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; inability to manage risks associated with international customers and operations; changes in trade controls and trade policies; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 24, 2020), Current Report on Form 8-K (filed with the SEC on May 5, 2020) and IPG's reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In thousands, except per share data)
Net sales	$296,411	$363,769	$545,653	$678,816
Cost of sales	159,962	183,532	306,328	349,668
Gross profit	136,449	180,237	239,325	329,148
Operating expenses:
Sales and marketing	17,326	20,663	36,009	39,938
Research and development	31,584	34,872	63,422	67,368
General and administrative	26,399	28,538	53,523	55,750
Impairment of long-lived assets and other restructuring charges	1,165	—	1,165	—
Loss (gain) on foreign exchange	12,766	5,074	(6,799)	6,687
Total operating expenses	89,240	89,147	147,320	169,743
Operating income	47,209	91,090	92,005	159,405
Other income, net:
Interest income, net	1,856	4,051	4,929	8,003
Other income, net	449	658	640	649
Total other income	2,305	4,709	5,569	8,652
Income before provision of income taxes	49,514	95,799	97,574	168,057
Provision for income taxes	11,148	23,278	22,442	40,620
Net income	38,366	72,521	75,132	127,437
Less: net income attributable to non-controlling interests	140	249	503	6
Net income attributable to IPG Photonics Corporation	$38,226	$72,272	$74,629	$127,431
Net income attributable to IPG Photonics Corporation per share:
Basic	$0.72	$1.36	$1.41	$2.40
Diluted	$0.71	$1.34	$1.39	$2.36
Weighted average shares outstanding:
Basic	53,040	53,042	53,083	53,076
Diluted	53,530	53,848	53,628	53,915

IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2020	2019
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$747,859	$680,070
Short-term investments	501,040	502,546
Accounts receivable, net	203,568	238,479
Inventories	367,166	380,790
Prepaid income taxes	62,778	38,873
Prepaid expenses and other current assets	68,115	55,876
Total current assets	1,950,526	1,896,634
Deferred income taxes, net	30,544	31,395
Goodwill	81,911	82,092
Intangible assets, net	67,995	74,271
Property, plant and equipment, net	585,644	600,852
Other assets	42,116	45,192
Total assets	$2,758,736	$2,730,436
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$3,775	$3,740
Accounts payable	42,261	27,329
Accrued expenses and other current liabilities	148,226	149,782
Income taxes payable	1,024	11,053
Total current liabilities	195,286	191,904
Deferred income taxes and other long-term liabilities	90,073	98,121
Long-term debt, net of current portion	36,071	37,968
Total liabilities	321,430	327,993
Commitments and contingencies
IPG Photonics Corporation equity:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 55,154,688 and 53,182,148 shares issued and outstanding, respectively, at June 30, 2020; 54,743,227 and 53,010,875 shares issued and outstanding, respectively, at December 31, 2019.	6	5
Treasury stock, at cost, 1,972,540 and 1,732,352 shares held at June 30, 2020 and December 31, 2019, respectively.	(293,960)	(265,730)
Additional paid-in capital	811,559	785,636
Retained earnings	2,103,248	2,028,734
Accumulated other comprehensive loss	(184,501)	(146,919)
Total IPG Photonics Corporation equity	2,436,352	2,401,726
Non-controlling interests	954	717
Total equity	2,437,306	2,402,443
Total liabilities and equity	$2,758,736	$2,730,436

IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2020	2019
	(In thousands)
Cash flows from operating activities:
Net income	$75,132	$127,437
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,350	47,486
Impairment of long-lived assets	671	—
Provisions for inventory, warranty & bad debt	24,484	22,697
Other	13,142	24,014
Changes in assets and liabilities that provided (used) cash, net of acquisitions:
Accounts receivable and accounts payable	46,256	(21,501)
Inventories	(15,160)	(40,789)
Other	(61,619)	(57,565)
Net cash provided by operating activities	130,256	101,779
Cash flows from investing activities:
Purchases of property, plant and equipment	(37,370)	(86,492)
Proceeds from sales of property, plant and equipment	460	288
Purchases of short-term and long-term investments	(421,321)	(339,828)
Proceeds from short-term investments	422,912	334,680
Acquisitions of businesses, net of cash acquired	—	(15,115)
Other	115	209
Net cash used in investing activities	(35,204)	(106,258)
Cash flows from financing activities:
Principal payments on long-term borrowings	(1,862)	(1,827)
Proceeds from issuance of common stock under employee stock option and purchase plans less payments for taxes related to net share settlement of equity awards	8,271	(32)
Purchase of treasury stock, at cost	(28,230)	(2,284)
Payment of purchase price holdback from business combination	(1,650)	—
Net cash used in financing activities	(23,471)	(4,143)
Effect of changes in exchange rates on cash and cash equivalents and restricted cash	(4,523)	(2,759)
Net increase (decrease) in cash, cash equivalents and restricted cash	67,058	(11,381)
Cash, cash equivalents and restricted cash — Beginning of period	682,984	544,358
Cash, cash equivalents and restricted cash — End of period	$750,042	$532,977
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,061	$1,164
Cash paid for income taxes	$53,670	$73,855

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF ACQUISITION RELATED COSTS AND OTHER CHARGES (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In thousands)
Amortization of intangible assets:
Cost of sales	$1,172	$1,488	$2,394	$2,834
Sales and marketing	1,777	2,000	3,555	3,810
Research and development	—	160	133	320
Total acquisition related costs and other charges	$2,949	$3,648	$6,082	$6,964

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION AND ACCOUNTING STANDARD IMPACTS TO NET INCOME AND EARNINGS PER SHARE (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In thousands)
Cost of sales	$2,507	$2,192	$5,039	$4,231
Sales and marketing	1,188	854	2,149	1,641
Research and development	2,475	2,063	4,547	3,920
General and administrative	3,092	3,963	5,966	7,418
Total stock-based compensation	9,262	9,072	17,701	17,210
Tax effect of stock-based compensation	(2,123)	(2,131)	(4,059)	(4,047)
Net stock-based compensation	$7,139	$6,941	$13,642	$13,163

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In thousands)
Excess tax benefit on exercise of stock options included in net income	$1,776	$1,319	$4,694	$4,229